SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):                   December 21, 2011

        AARON’S, INC.
(Exact name of Registrant as Specified in Charter)

Georgia	1-13941	58-0687630
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

309 E. Paces Ferry Road, N.E. Atlanta, Georgia	30305-2377
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (404) 231-0011

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported in the Current Report on Form 8-K filed by Aaron’s, Inc. (the “Company”) with the Securities and Exchange Commission on November 10, 2011, on November 4, 2011 (the “Separation Date”), the Company’s Board of Directors (the “Board”) accepted the resignation of Robert C. Loudermilk, Jr. from his positions as President and Chief Executive Officer of the Company and as a member of the Board.

In connection with his departure, Mr. Loudermilk and the Company entered into a Confidential Waiver and Release, effective as of December 21, 2011 (the “Separation Agreement”). The Separation Agreement provides that Mr. Loudermilk will receive (i) a 2011 performance-based annual bonus prorated for Mr. Loudermilk’s ten months of employment in 2011, such bonus to be calculated and payable at the same time and in the same form as bonus awards payable to other executive officers pursuant to the Company’s Executive Bonus Plan, but in no event later than March 15, 2012; (ii) continuation of health coverage for up to eighteen months and a payment by the Company to help subsidize the cost of such coverage; and (iii) immediate vesting of all outstanding stock options and restricted stock units previously granted and unvested as of the Separation Date.  Mr. Loudermilk will also have the right to exercise any vested options for a period of six months following the Separation Date.  The Separation Agreement includes customary confidentiality, non-solicitation, non-competition and release provisions.

The foregoing description is a summary only and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is attached hereto as  Exhibit 10.1.

Item 9.01.                  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Confidential Waiver and Release, dated as of December 21, 2011, by and between Aaron’s, Inc. and Robert C. Loudermilk Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AARON’S, INC.
By:	/s/ Gilbert L. Danielson
Date: December 28, 2011	Gilbert L. Danielson Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Confidential Waiver and Release, dated as of December 21, 2011, by and between Aaron’s, Inc. and Robert C. Loudermilk Jr.